                                                                   EXHIBIT 10.13

                        INTERCARRIER SERVICES AGREEMENT

THIS INTERCARRIER SERVICES AGREEMENT (the "Agreement"), entered into as of April 25, 1995 (the "Effective Date"), is between Youngstown Cellular Telephone Company, Partnership with offices at 3910 South Avenue, Youngstown, OH 44512 ("Customer"), and EDS Personal Communications Corporation, a Delaware corporation with offices at 1601 Trapelo Rd., Waltham, MA 02154 ("EDS PCC").

                                  WITNESSETH:

         WHEREAS, Customer desires to purchase certain intercarrier services from EDS PCC; and,

         WHEREAS, EDS PCC desires to furnish such intercarrier services to Customer on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, Customer and EDS PCC hereby agree as follows:

1.       Agreement for Services.

         (a) Services. During the term of this Agreement, EDS PCC will provide to Customer, and Customer will purchase from EDS PCC, subject to the terms and conditions of this Agreement, the services set forth below which are initialed by a representative of EDS PCC and Customer and which are more fully described in the exhibits relating to such services attached to this Agreement. Specific selections with respect to each service must be made by Customer within the exhibit related thereto. EDS PCC and Customer will each work diligently and cooperate in good faith toward making each purchased service available for Customer as soon as practicable after the Effective Date and EDS PCC will give prompt notice to Customer of the date that EDS PCC will begin providing each such service to Customer (such date in respect of any such service being referred to herein as the "Start Date" for such service).

                                                                     Customer           EDS PCC
                          Service                                    Initials           Initials
                          -------                                    --------           --------
                 (i)      Positive Roamer                              AHP             JRD/CNU
                          Verification Service                        -----            -------
                          ("PRV")

                 (ii)     Intercarrier Settlement                      AHP             JRD/CNU
                          Services ("ISS")                            -----            -------

                 (iii)    InfoROAM
                                                                      -----            -------

                 (iv)     XLI Services ("XLI")                         AHP             JRD/CNU
                                                                      -----            -------
                 (v)      Roaming America Plus
                          ("RA Plus")                                 -----            -------

                 (vi)     Network Services                             AHP             JRD/CNU
                          ("NS")                                      -----            -------

            (b) Use of Services. Customer agrees that EDS PCC will be the sole provider to Customer of the selected services and any other service similar to those services listed in Section 1(a) above except for IS-41 based and SS7 network interswitch connections. Customer shall use all reasonable efforts to fully utilize each of the selected services in connection with the provision of cellular telephone services by Customer in each Cellular Geographic Service Area managed or otherwise controlled by Customer and serviced under this Agreement. If Customer has purchased ISS services hereunder, Customer will utilize EDS PCC to provide such ISS services in respect of all of Customers' outcollect and incollect records.

            (c) Additional Services. Upon the reasonable written request of Customer during the term of this Agreement, EDS PCC will provide Customer with additional services, which are beyond the scope of services provided pursuant to Section 1(a) but are related to Customer's cellular service needs, on such terms as are mutually agreed upon by EDS PCC and Customer. Customer will pay EDS PCC for such additional services as provided in Section 3(d) below.

2. Term. The term of this Agreement for the Services initialed by the Customer pursuant to Section 1(a) above shall be as follows:

            (a) Network Support Services shall be from April 25, 1995 until June 30, 1997.

            (b) PRV/XLI Services shall be from the Effective Date of this Agreement until June 30, 1997.

            (c) ISS Services shall be from the Effective Date of this Agreement until June 30, 1999.





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            The Network Support Services, PRV Services and ISS Services shall be provided by EDS PCC as indicated herein unless earlier terminated in accordance with the provisions of this Agreement. Thereafter, the term of this Agreement, by Service, will automatically extend on a month to month basis for up to one-year after the appropriate Service termination date unless either of the parties notifies the other party in writing at least 30 days prior to the last month that this Agreement will not be extended further. However, under no circumstances will this Agreement, by Service, be extended past the anniversary date of the termination date indicated above.

3.          Charges.

            (a) Charges for Services. In consideration for the performance by EDS PCC of the services set forth in Section l(a), and beginning on the Start Date for each such service, Customer will pay to EDS PCC the charges set forth in the exhibits hereto related to such services. Several of these charges are calculated based on EDS PCC's monthly billing cycles (each a "Billing Cycle"). Charges that are calculated based on a fixed charge per Billing Cycle (rather than the volume of services rendered) will be billed at the full rate for each Billing Cycle, or portion thereof, during which the applicable service was provided by EDS PCC hereunder. In the event that a valid assignment of this Agreement by Customer (in accordance with Section 21 below) shall be effective during a Billing Cycle, Customer shall be responsible for payment of any charges relating to such Billing Cycle.

            (b) Miscellaneous Charges and Out-of-Pocket Expenses. In addition to all other charges specified in the attached exhibits, Customer will pay, or reimburse EDS PCC for, all miscellaneous charges and expenses and all reasonable out-of-pocket expenses, including but not limited to travel, travel-related expenses, living expenses for EDS PCC employees working off-site and all postage and related charges incurred by EDS PCC in connection with the performance of its obligations under this Agreement or incurred by EDS PCC at the request or with the approval of Customer.

            (c) Charges During Extension. In the event this Agreement is extended for any period pursuant to Section 2, the charges for EDS PCC's services under this Agreement for such period will be mutually agreed upon by the parties; provided, however, that in the absence of such an agreement, the charges for such period will be equal to the charges in effect under this Agreement immediately prior to such extension.

            (d) Charges for Additional Services. In consideration for the performance by EDS PCC from time to time of additional services pursuant to Section 1(b), Customer will pay to EDS PCC (i) the amounts mutually agreed upon by EDS PCC and Customer for such additional services or, in the absence of such an





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
                     agreement, amounts therefor based on EDS PCC'S then standard commercial billing rates and (ii) all miscellaneous charges and expenses and all reasonable out-of-pocket expenses, including, but not limited to, travel, travel-related expenses, living expenses for all EDS PCC employees working off-site and all postage and related charges incurred by EDS PCC in connection with the performance by EDS PCC of the services described in
                     Section 1.

            (e) Cellular Standard(s) Compliance Charges. All expenses which EDS PCC incurs due to an upgrade or development or specific functionality for one or more of the Services provided hereunder caused by one or more new industry standards, or modifications to the current standards, as referenced in Section 6 (a) herein, may be billed to Customer and to other customers of the Services on a prorated basis, as determined by EDS PCC. In such cases, Customer agrees to reimburse EDS PCC for all such expenses.

            (f) Payment Terms: Late Payment. EDS PCC will invoice Customer on a monthly basis following the Effective Date for all charges payable by Customer to EDS PCC on a monthly basis pursuant to Section 1(a). All such charges will be due and payable on the 30th calendar day following the invoice date for such monthly charges. Any sum due EDS PCC under this Agreement for which a time for payment is not otherwise specified will be due and payable upon receipt by Customer of an invoice from EDS PCC. Any sum due EDS PCC hereunder that is not paid within 30 calendar days of its due date will thereafter bear interest until paid at a rate of interest equal to the lesser of (i) 1.25 percent per month, or (ii) the maximum rate of interest allowed by applicable law.

            (g) Taxes. There will be added to any charges hereunder, and Customer will pay to EDS PCC, amounts equal to any taxes, however designated or levied, based upon such charges or upon this Agreement or any services or items provided hereunder, or their use, including all state and local sales, use, privilege, telecommunications and federal excise or similar taxes imposed and any taxes or amounts in lieu thereof paid or payable by EDS PCC in respect of the foregoing, exclusive, however, of franchise taxes and taxes based on income of EDS PCC.

            (h) Payment in U.S. Dollars. All sums payable by Customer to EDS PCC pursuant to this Agreement are stated in United States dollars and will be payable in United States dollars in the form of a draft drawn on a mutually acceptable United States bank.





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
4. Customer Obligations. In connection with the services provided by EDS PCC hereunder, Customer will be responsible for the performance of the items set forth as customer obligations in the exhibits attached hereto. Customer agrees that it will not use the EDS PCC product(s) or services(s) in a manner which interferes with the use of the EDS PCC product(s) or service(s) by other customers or authorized users of EDS PCC's product(s) or service(s). Failure to use the product(s) and service(s) as intended may require EDS PCC to inform those authorized users affected by such invalid use.

5.          Termination.

            (a) Termination for Cause. In the event that either party hereto materially defaults in the performance of any of its duties or obligations hereunder (except for a default in payments to EDS PCC), which default shall not be substantially cured within 60 days after written notice is given to the defaulting party specifying the default, or, with respect to any default which cannot reasonably be cured within 60 days, if the defaulting party fails to proceed within 60 days to commence curing said default and thereafter to proceed to substantially cure the same, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination.

            (b) Termination for Non-Payment. In the event that Customer defaults in the payment when due of any amount due to EDS PCC hereunder and does not cure such default within 15 calendar days after being given written notice of such default, then EDS PCC may, by giving written notice thereof to Customer, terminate this Agreement as of a date specified in such notice of termination.

            (c) Termination for Insolvency. In the event that either party hereto becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party hereto may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination.

6.          Limitations of Warranties and Limitation of Liabilities.

            (a) Limitation of Warranties. The Services provided by EDS PCC pursuant to this Agreement are based on, and are in substantial compliance with, the cellular telephone industry standards applicable to such Services that are promulgated by the Cellular Telephone Industry Association ("CTIA") and the Telephone Industry Association ("TIA"), as in effect on the Effective Date. EDS PCC





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
                     will work with Customer to bring the Services provided hereunder into substantial compliance with other applicable industry standards promulgated by other cellular telephone associations so long as, in EDS PCC's sole decision, the standard(s) to which compliance is being requested by Customer are standards which are recognized or accepted by either CTIA or TIA, or a majority of the cellular telephone service providers in the United States.

            (b) EXCEPT AS EXPRESSLY STATED IN SECTION 6(a) ABOVE OR AS EXPRESSLY STATED HEREIN, EDS PCC MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE EDS PCC SOFTWARE (DEFINED IN SECTION 8) OR THE SERVICES PROVIDED BY EDS PCC PURSUANT TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, SUITABILITY, ORIGINALITY OR FITNESS FOR A PARTICULAR PURPOSE.

            (c) Limitation of Liability. In the event EDS PCC shall be liable to Customer for any matter relating to or arising in connection with this Agreement whether based on an action or claim in contract, equity, negligence, intended conduct, tort, or otherwise, the amount of damages recoverable against EDS PCC for all events, acts or omissions shall not exceed, in the aggregate, three times the average monthly compensation paid to EDS PCC pursuant to this Agreement prior to the initial occurrence of any such event, act or omission. In no event will the measure of damages include, nor will EDS PCC be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, or punitive damages of any party, including third parties. Further, no cause of action which accrued more than two years prior to the filing of a suit alleging such cause of action may be asserted against EDS PCC.

            (c) EDS PCC reserves the right to recommend system and/or network modifications to Customer due to unusual changes in usage. In the event that Customer does not implement such recommended modifications, EDS PCC shall incur no liability for failure to provide any service hereunder which results, directly or indirectly, from Customer's failure to implement such recommended modifications. If failure to implement these recommendations impacts other authorized users, EDS PCC reserves the right to inform such users of such failure.

7. Confidentiality. Each party will use reasonable means, but not less than the means that it uses to protect its own confidential information, to prevent the disclosure and to protect the confidentiality of both written information received from the other party which is marked or identified as confidential and oral or visual information identified as confidential at the time of disclosure (collectively, "Confidential Information"). Each party will use Confidential Information received from the other party only in





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
            connection with the purposes of this Agreement. The provisions of this Section 7 will not prevent either party from disclosing its own Confidential Information or from disclosing Confidential Information which is (i) already known by the recipient party without an obligation of confidentiality; (ii) publicly known or becomes publicly known through no unauthorized act of the recipient party; (iii) rightfully received from a third party; (iv) independently developed by the recipient party without use of the other party's Confidential Information; or (v) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the disclosing party provides the other party with notice of such requirement prior to any such disclosure. The EDS PCC Software (as defined below) shall be deemed the Confidential Information of EDS PCC for purposes of this Section 7, and nothing in this Section 7 shall be deemed to limit or modify any of the provisions of Section 8 hereof with respect to the EDS PCC Software or EDS PCC's rights or Customer's obligations with respect thereto. Notwithstanding the foregoing, Customer may disclose to its end users the general nature of the services provided by EDS PCC hereunder. The provisions of this Section 7 will survive termination of this Agreement for any reason.

8. Rights to EDS PCC Software, Equitable Relief. All rights, title and interest to any and all software owned, designed or used by EDS PCC (and not proprietary to any other party) in the provision of services hereunder (the "EDS PCC Software") is and will remain the property of EDS PCC, and shall not pass to Customer pursuant to this Agreement. Except as otherwise expressly provided in an exhibit hereto, no licenses, expressed or implied, under any patents, copyrights, trademarks or other proprietary rights are granted to Customer under this Agreement. Customer agrees that it will not for itself or as a partner, stockholder or in any other capacity, market or commercially exploit the EDS PCC Software or the services provided by EDS PCC hereunder. Customer acknowledges the services hereunder use valuable computer software which has been developed at considerable expense and in the event of a breach or threatened breach of the provisions of this Section 8, EDS PCC will be entitled to injunctive or equitable relief, in addition to damages. The covenants contained in this section shall be construed as covenants independent of any other provision of this Agreement and will survive the termination of this Agreement. The existence of any claim or cause of action of Customer shall not constitute a defense to the enforcement of the foregoing covenants. The rights and remedies of EDS PCC provided in this section shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

9. Equipment Custody. Customer agrees and acknowledges that any equipment supplied to Customer by EDS PCC from time to time which is not otherwise purchased from EDS PCC by Customer as provided in an exhibit hereto (the "EDS PCC Equipment") is and will remain the property of EDS PCC. Customer agrees to keep all of the EDS PCC Equipment in good repair and free and clear of any and all liens and encumbrances. Customer further agrees that, upon termination of this Agreement, it will deliver all of the EDS PCC Equipment to EDS PCC at Customer's expense as





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
            soon as practicable. Customer will be responsible for any and all loss or damage affecting the EDS PCC Equipment while in the Customer's possession or control, reasonable wear and tear excepted.

10. Compliance with Laws. Customer will comply with all laws, rules, regulations and judgments applicable to Customer's receipt and use of the services provided hereunder and will not, by any action or inaction, violate any such law, rule, regulation or judgment or cause EDS PCC, or any affiliate of EDS PCC, to violate any law, rule, regulation or judgment applicable to EDS PCC or any such affiliate of EDS PCC.

11. Force Majeure. Each party will be excused from performance hereunder (other than from the performance of payment obligations) for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of an act of God, delays caused by the other party or natural disaster or phenomenon, war, civil disturbance, court order, labor dispute, third party nonperformance, or other cause beyond its reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such nonperformance will not be a default hereunder or a ground for termination hereof.

12. Dispute Resolution. Any dispute, controversy or claim arising under, out of, in connection with, or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision of this Agreement, will be settled by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association. Unless otherwise mutually agreed upon by the parties, the arbitration hearings will be held in the city of Boston, Massachusetts. The arbitrator(s) will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrator(s) will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery. The decision of the arbitrator(s) shall be final and conclusive upon the parties. Any award by the arbitrator(s) must be in accordance with Section 6(b). Limitations of Liabilities herein. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow.

13. Applicable Law. This Agreement will be governed by and construed in accordance with the laws, other than the choice of law rules and procedures, of the Commonwealth of Massachusetts.





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
14. Section Headings. The section headings used herein are for convenience of reference only and are not intended to be, and shall not be deemed to be, part of or to affect the meaning or interpretation of this Agreement.

15. Severability. If any term or provisions (other than a term or provision relating to any payment obligation) of this Agreement or the application thereof to any person or circumstances shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and will be valid and enforceable to the extent permitted by law.

16. Notice. All notices or other communications required or permitted under this Agreement (including any exhibit hereto) will be deemed to have been duly given if delivered personally to the applicable party at the address for such party set forth below or telecopied to the applicable party at the fax number for such party set forth below:

            For EDS PCC:

                     EDS PCC Personal Communications Division
                     1601 Trapelo Road
                     Waltham, Massachusetts 02154
                     Attention: Intercarrier Services General Manager Telephone Number: (617) 890-1000
                     Fax Number: (617) 890-0367

            With a copy to:

                     EDS PCC Personal Communications Corporation
                     c/o Electronic Data Systems Corporation
                     800 Tower Drive, 7th Floor
                     Troy, Michigan 48007-7019
                     Attention:  Robert C. Feller (5N-E39)
                     Telephone Number: (810) 265-6387
                     Fax Number: (810) 265-8033





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
            For Customer:

                     Youngstown Cellular Telephone Company
                     3910 South Avenue
                     Youngstown, Ohio 44512
                     Attention: Lynn Williamson
                     Telephone Number: (216) 565-9503
                     Fax Number: (216) 782-5379

            With a copy to:

                     -------------------------
                     -------------------------
                     -------------------------
                     Attention:
                                --------------
                     Telephone Number:
                                       -------
                     Fax Number:
                                    ----------

            Any party may change its name, address, fax number, or phone confirmation number for receipt of notice as set forth in this
            Section 16 from time to time by giving due notice thereof to the other party in accordance with the foregoing. All notices or other communications required or permitted under this Agreement (including any exhibit hereto) will be effective (i) if delivered personally, upon delivery, or (ii) if delivered by telecopy, upon confirmation of receipt by the receiving party.

17. No Waiver. Either party's failure at any time to enforce any of the provisions of this Agreement or any right with respect thereto, or to exercise any option herein provided, will in no way be construed to be a waiver of such provisions, rights or options or to in any way affect the validity of any provision of this Agreement.

18. Entire Agreement; Amendment. This Agreement and the exhibits attached hereto constitute the entire agreement between the parties with respect to the services purchased by Customer under this Agreement and will supersede all previous negotiations and commitments, both oral and written. The exhibits attached hereto are incorporated by this reference to the same extent as if such exhibits were set forth in their entirety in the body of this Agreement. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by a duly authorized representative of each of the parties.

19. No Third-Party Beneficiary. This Agreement is not intended, nor will it be construed, to create or convert any right in or upon any person or entity not a party to this Agreement.





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
20. Preprinted Terms. The preprinted terms and conditions contained in a Purchase Order placed pursuant to this Agreement shall be deemed null and void. Terms and conditions of this Agreement apply in lieu of any preprinted terms and conditions on Purchase Orders.

21. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided that EDS PCC shall have the right to assign this Agreement without Customer's consent (a) to an affiliate of EDS PCC, (b) pursuant to a merger or consolidation of EDS PCC into or with another corporation, or (b) in connection with the sale of EDS PCC or its business (whether effected through a sale of stock, a sale of all or substantially all of EDS PCC's assets, or otherwise). No assignment shall relieve the assignor of its obligations under this Agreement. Any unauthorized assignment by the Customer hereof will be null and void and shall result in the Customer being liable to EDS PCC for an amount equal to the remaining amount of revenue projected by EDS PCC for the remainder of the Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives, all as of the Effective Date.

EDS PERSONAL COMMUNICATIONS            YOUNGSTOWN CELLULAR
CORPORATION                            TELEPHONE COMPANY


By: /s/ JAMES R. DRISCOLL              By: /s/ ALBERT H. PHARIS, JR.
   -----------------------------           -------------------------

Name: James R. Driscoll                Name: Albert H. Pharis, Jr.
     ---------------------------            ------------------------

Title: Vice President                  Title: President
      --------------------------            ------------------------

Date: 4-27-95                          Date: 4-25-95
     ---------------------------            ------------------------

                                  EXHIBIT PRV
                  EDS PCC PERSONAL COMMUNICATIONS CORPORATION
                        INTERCARRIER SERVICES AGREEMENT
                      POSITIVE ROAMER VERIFICATION SERVICE

I.          Description of Service

            The Positive Roamer Verification ("PRV") service will give Customer the ability to verify the billing status of roamers who receive cellular services from Customer. Such verification will be available for all roamers whose home service provider is either a purchaser of PRV or a participant in a positive verification service with which EDS PCC has a gateway agreement who is operating/using the services as they are intended to be used pursuant to this Agreement (a "Participating Carrier").

            The PRV service includes the following features:

            A. EDS PCC's goal is to determine the validity of a roamer on Customer's switch by verifying that a roamer's mobile identification number ("MIN") and electronic serial number ("ESN") are either (i) included within the positive database of the recent activity file (the "RAF") maintained by EDS PCC based on guidelines for valid MINs/ESNs provided to EDS PCC by Participating Carriers,
                     (ii) are not listed in the Subscriber Status Database (the "SSDB") maintained by EDS PCC with a canceled status based upon information provided to EDS PCC by Participating Carriers, or (iii) are listed as a valid customer on roamer's home switch database (when available). EDS PCC will update the SSDB and RAF with the status information from the home switch database. Verification of a single ESN against the RAF, the SSDB, or the roamer's home switch constitutes one "ESN Verification".

                     PRV validates cellular calls to reduce unauthorized access to a Customer's network. The goal of PRV is to prevent the unauthorized ESN from completing subsequent calls.

            B. EDS PCC will update Customer's local switch file with specific information to assist Customer in denying or restoring service to callers currently roaming on their switch when applicable.

            C. EDS PCC will provide daily transaction and inquiry reporting.

            D. EDS PCC will take reasonable steps to provide for the confidentiality of all roamer information transmitted and processed by EDS PCC. In addition, the access of EDS PCC personnel to carrier files and individual records will be controlled through the use of user IDs and passwords.

            E. Subject to any applicable confidentiality provisions, EDS PCC will provide Customer with access to on-line information regarding other carriers who purchase the PRV service, such as contact names, addresses, and phone numbers.

            F. Telephone support for PRV will be available to Customer at no charge 24 hours per day, seven days per week, excluding holidays observed by EDS PCC. This support will be provided through EDS PCC's Customer Support Group from 8:00 A.M. to 8:00 P.M. Eastern time, Monday through Friday. At other times, EDS PCC's Technical Support Group will be directly available to Customer for application and market level monitoring and problem troubleshooting.

II. CHARGES

            In consideration for the performance by EDS PCC of the PRV service described in this Exhibit PRV, Customer will pay to EDS PCC each of the applicable charges described below.

            A.       ESN Charge or Original ESN Charge.

                     The charge set forth in Section A of Attachment I to this Exhibit PRV applies to the first ESN Verification performed by EDS PCC for Customer with respect to a unique ESN within a given 24-hour period (12:00 Midnight to 11:59:59 PM). The ESN Charge does not apply to additional calls made using the same ESN during the same 24-hour period.

                     Customer's total monthly ESN Charge per System Identification Number ("SID") will be at least equal to the minimum amount set forth in Section A of Attachment I to this Exhibit PRV.

            B. Monthly Subscription Charge. The monthly charge set forth in Section B of Attachment I to this Exhibit PRV applies to each SID operated by the Customer.

            C. File Storage and Update Charges. If PRV service is the sole service selected by Customer under this Agreement, or if only PRV service is provided hereunder together with Network Services, Customer will pay to EDS PCC the file storage charges set forth in Section C of Attachment I to this Exhibit PRV.





                                  EXHIBIT PRV

            D. Installation Charge. The one-time charge set forth in Section D of Attachment I to this Exhibit PRV applies to the installation of PRV for the first Customer-operated SID. Installation of PRV for additional SID's will be billed at EDS PCC's then current standard commercial billing rates.

III. INSTALLATION; TRAINING; MAINTENANCE

            A.       Customer Site -- Hardware Installation.

                     EDS PCC will provide dedicated telephone support to assist Customer's switch technician with installation of hardware at the Customer's location. This installation will include lines, modems and software.

                     All switch upgrades or new installations will be billed to and paid for by Customer at EDS PCC's then standard commercial billing rates.

            B.       Customer Training.

                     EDS PCC will provide to Customer at no additional charge an initial one-day training class offered at the EDS PCC training center in Waltham, MA. This class includes an overview of the PRV service. It is currently anticipated that this class will be held on a bimonthly basis. Customer will be responsible for its travel, lodging and other costs related to such training. At Customer's request, any of such training may be conducted at Customer's site; provided, that Customer shall pay EDS PCC's standard commercial billing rates for such training and shall reimburse EDS PCC for its travel, lodging and other expenses incurred in connection with providing such training at Customer's site. Post implementation or additional training not identified above is available to Customer at EDS PCC's then standard commercial billing rates.

            C.       Maintenance.

                     1. EDS PCC may perform remote diagnostics to determine the orientation of problems.

                     2. Software engineering changes and upgrades may be distributed by EDS PCC over the modem and phone line.

                     3. Should EDS PCC personnel determine that a problem resides in the site hardware supplied by EDS PCC, a replacement unit(s) will be shipped as soon as reasonably feasible via next day delivery. The Customer must return the original unit(s) to EDS PCC via next day air freight.





                                  EXHIBIT PRV

                          All freight and maintenance charges will be billed to and paid for by Customer.

IV. CUSTOMER OBLIGATIONS

            A. Customer will provide EDS PCC with written notice of all changes in the valid range of NPA/NXX combinations relevant to its operation. Customer will use the form which is provided by EDS PCC for this purpose. EDS PCC will return a copy of this same written notice to Customer, signed and dated by EDS PCC. The NPA/NXX change will become effective for purposes of this Agreement within two business days after the date noted by EDS PCC on such notice.

            B. Customer will provide a minimum of ninety (90) calendar days advance notice for new version switch upgrades which may require lab testing and a minimum of sixty (60) calendar days advance notice for upgrades that do not require lab testing. While all upgrades will be mutually agreed to, it is anticipated the minimum cost for a switch upgrade will be $400.00 per switch. A five per cent (5%) penalty will be incurred if inadequate notice is provided. Additional information and questions may be addressed to the EDS PCC Account Support Coordinator or to 1-800-9ED-SPCC (1-800-933-7722).

            C. Customer will provide written notice to EDS PCC of Cellular Geographic Service Area ("CGSA") changes relevant to Customer's operation, including any agreements to provide services purchased hereunder in markets served by other carriers.

            D. On or before the Effective Date, Customer will provide EDS PCC with a list of all CGSAs that are to receive PRV services pursuant to this Agreement.

            E. Customer will promptly notify the EDS PCC Technical Support Group of any problems with the PRV services that require maintenance services.

            F. Customer will identify one or more employee's with proper training and experience to support PRV Service.

            G. Customer must provide a telecommunications network that is approved by EDS PCC as adequate to transmit data from Customer's site to the appropriate EDS PCC data center. Unless EDS PCC is providing its Network Services to Customer under the Agreement, EDS PCC shall not be responsible for performance or other problems related to telecommunications networks. During





                                  EXHIBIT PRV
                     any period that EDS PCC is providing its Network Services to Customer, EDS PCC shall be responsible for Customer's telecommunications networks as set forth in any applicable Exhibit NS to this Agreement

            H. All equipment moves or changes are Customer's responsibility.

            I. All EDS PCC personnel or Customer travel and lodging expenses in connection with installation and training are Customer's responsibility.

            J. Customer will provide written notice to EDS PCC of all requested changes in service at least 30 days in advance of such changes.

V. SELECTION OF TYPE OF PRV SERVICE

            Customer has selected the type of PRV service listed below which is initialed by Customer's representative.

                                                                      Customer
                                                                      Initials
                                                                      --------

            A.       Standard PRV services
                     (using an EDS PCC -approved network)              AHP
                                                                      -----
VI.         SELECTION OF OPTIONAL PRV SERVICES

            The optional services related to PRV may be requested by Customer by notifying EDS PCC in writing during the term of this Agreement. EDS PCC will provide these optional services to Customer at its then current standard commercial billing rates. Information on optional services and rates will be provided by the EDS PCC account representative upon request.





                                  EXHIBIT PRV

                                  ATTACHMENT I
                                 TO EXHIBIT PRV

A.          MONTHLY TRANSACTION CHARGE

            Pricing Tiers (Unique ESN)

                     Tiers                               Fee
                     -----                               ---
                     0            -           100,000    $0.215/ESN
                     100,001      -           250,000    $0.2.05/ESN
                     250,001      +                      $0.195/ESN

                     The transaction charges listed above must be equal to or greater than the below listed minimum monthly charge or the minimum is billed per bill to address.

            Minimum monthly charges per SID/BID:                $1,000.00
            Minimum monthly charges/4 Youngstown SID/BIDS       $1,000.00

B.          MONTHLY SUBSCRIPTION CHARGE:

            Basic charge per SID                                $350.00
            Each additional customer operated SID/BID           $ 50.00

C.          FILE STORAGE AND UPDATE FEES*

            Monthly charge per stored record                    $0.10
            Monthly charge per updated record                   $1.00

D.          INSTALLATION OF NEW MARKET

            -    $2,000 per switch
            - $ 500 per additional SID/BID on same switch requiring separate "FROM SID/BID" reporting
            - $1,000 per additional SID/BID on same switch requiring separate "ON and FROM SID/BID" reporting (Not available on all switch types. Additional monthly recurring fees may also apply.)

            The above is exclusive of circuit and network hardware charges for realtime PRV.

            *Waived if PRV is purchased in conjunction with Intercarrier Settlement Services (ISS).





                                  EXHIBIT PRV
                                  ATTACHMENT I

                                  EXHIBIT ISS
                  EDS PCC PERSONAL COMMUNICATIONS CORPORATION
                        INTERCARRIER SERVICES AGREEMENT
                        INTERCARRIER SETTLEMENT SERVICE

I.          DESCRIPTION OF SERVICE

            The Intercarrier Settlement Service ("ISS") will perform the edits described in Section 1. A. below in order to verify the billable status of call records sent by Customer to, and received by Customer from, other carriers (Customer's "Roaming Partners"). In addition, ISS will provide to Customer certain reports and other services, as described in Section I. B. below.

            A. ISS Edits. The edits currently performed by EDS PCC to verify the billable status of call records are described below. All ISS edits will be performed in accordance with the current industry standards, as defined by Cibernet Corporation ("Cibernet"), a wholly-owned subsidiary of the Cellular Telecommunications Industry Association ("CTIA").

                     1. Subscriber Status Database Edit. EDS PCC will check each call record MIN/ESN to determine whether it is listed in the Subscriber Status Database ("SSDB") with a negative status. The SSDB is maintained by EDS PCC based on information provided to EDS PCC by cellular carriers. If the MIN/ESN is listed on the SSDB as negative, the caller's home carrier will be charged for calls made using that MIN/ESN prior to the industry-defined time (as established from time to time by Cibernet) that such home carrier is not liable therefor (the "CutOff Time"). If a call is made after the Cut-Off Time, the call record will be returned to the serving carrier.

                     2. CIBER Edit. EDS PCC will check call records to determine whether all required fields are populated correctly in accordance with the Cellular Industry Billing Exchange Roamer ("CIBER") record format, as defined and maintained by Cibernet. Call records that are not populated in accordance with the CIBER record format will be returned to the serving carrier.

                     3. NPA/NXX Edit -- Proper Routing of Call. EDS PCC will compare the NPA/NXX of each call record to the NPA/NXX database maintained by EDS PCC to determine whether the call record's NPA/NXX is recognized by the home carrier as one of its own. If the NPA/NXX is not recognized by the home carrier, the call record will be returned to the serving carrier.





                                  EXHIBIT ISS

                     4. Call Age Edit. EDS PCC will check each call record to verify that it is received by EDS PCC within 30 days after the date of the call. Calls received more than 30 days after the date of the call will be returned to the serving carrier.

                              Returned call records from other authorized receipt points are checked to verify that they are received by EDS PCC within 60 days of the date of the call. Returned call records received from other authorized receipt points more than 60 days after the date of the call will be returned to the authorized receipt point who sent them.

                     5. Out-of-Sequence Batch Edit. EDS PCC will confirm that each batch of call records has arrived properly identified as the next batch in sequence for a particular sending and receiving pair of System Identification ("SID") and/or Billing Identification ("BID") numbers. Out-of-sequence batches will be returned to the carrier or authorized receipt point who sent them.

                     6. Duplicate Call Edit. EDS PCC will compare specific fields of individual call records against the same fields of all call records processed within the previous 30 days as defined by Cibernet. If a call is determined to be a duplicate, it is returned to the serving carrier. The Duplicate Call Edit prevents carriers from being billed for calls they were previously billed for and from passing them through to their subscribers.

            B. Standard Reports. The standard reports provided in connection with ISS are described below. These reports reflect activity during a given Billing Cycle. These reports may be prepared on a batch detail, summary, or carrier level as selected by Customer. The default level of detail is SID to SID Summary. Each report is produced at the end of each Billing Cycle (on approximately the 23rd day of the calendar month).

                     1. Incollect Reports. Incollect reports summarize the amounts owed by Customer to Customer's Roaming Partners from whose SID or BID Customer's subscribers received service.

                     2. Outcollect Reports. Outcollect reports summarize the amounts owed to Customer by Customer's Roaming Partners whose subscribers received service from Customer's SID or BID.





                                  EXHIBIT ISS

                     3. Net Settlement Reports. Net settlement reports reflect the net amount owed to or owed by Customer for roamer calls with respect to each Roaming Partner.

            C. Distribution of CIBER Message Details. EDS PCC will provide for distribution of CIBER billing messages within two business days following receipt of the message details.

            D. Telephone Support. Telephone support for ISS will be available to Customer at no charge through EDS PCC's Customer Support Group from 8:00 A.M. to 8:00 P.M. Eastern time, Monday through Friday. At other times, EDS PCC's Technical Support Group will be directly available to Customer for application and market level monitoring and problem troubleshooting.

II. CHARGES

            In consideration for the performance by EDS PCC of the service described in this Exhibit ISS, Customer will pay to EDS PCC each of the charges described below. Several of these charges are calculated based on EDS PCC's Billing Cycle.

            A. CIBER Record Charges (Transaction Charge). The charges set forth in Section A of Attachment I to this Exhibit ISS apply to transactions processed by EDS PCC for Customer during the term of this Agreement.

            B. Installation and Training Charge. The charge set forth in Section D of Attachment I to this Exhibit ISS is a one-time charge for installation and training.

            C. Postage and Handling Charges. All postage and handling expenses incurred by EDS PCC in connection with ISS will be billed back by EDS PCC to Customer. EDS PCC's charge for CIBER tape handling is $50.00 per month.

            D. Special Programming Charges. Special programming will be performed at EDS PCC's then current standard commercial billing rates.

            E. CIBER Development Charges. All expenses relating to any upgrade or development of CIBER incurred by EDS PCC in connection with ISS may be billed to Customer by EDS PCC.





                                  EXHIBIT ISS

III.        CUSTOMER ORIENTATION AND TRAINING

            Customer orientation and training for ISS will include each of the items listed below:

            A. Product orientation and description of data needed from customer for installation.

            B. Data entry to various ISS systems and tables and verification of customer data on the ISS system to prepare for call record processing.

            C. One telephone training session with receipt of initial set of reports.

            D. Full month of coaching by installation team during first month of operation through telephone support.

            E. A one-day training class offered at the EDS PCC training center in Waltham, MA. This class includes an overview of ISS and report detailing. It is currently anticipated that this class will be held on a bimonthly basis.

            The initial training described in Sections A.-E. above will be provided by EDS PCC at no additional charge to Customer. Customer will be responsible for its travel, lodging and other costs related to such training. At Customer's request, any of such training may be conducted at Customer's site; provided, that Customer shall pay EDS PCC's standard commercial billing rates for such training and shall reimburse EDS PCC for its travel, lodging and other expenses incurred in connection with providing such training at Customer's site. Post implementation and additional training not identified above is available to Customer at EDS PCC's then standard commercial billing rates.

IV. CUSTOMER OBLIGATIONS

            A. Customer will provide EDS PCC with prompt written notice of all changes in the valid range of NPX/NXX combinations relevant to its operation. Customer will use the form which is provided by EDS PCC for this purpose. EDS PCC will return a copy of this same written notice to Customer, signed and dated by EDS PCC. The NPA/NXX change will become effective for purposes of this Agreement within two business days after the date noted on such form.

            B. Customer will identify one or more employees with sufficient training and experience to support the ISS Service.

            C. All travel and lodging expenses incurred by EDS PCC or Customer personnel in connection with installation and training are Customer's responsibility.





                                  EXHIBIT ISS

            D. Customer will provide written notice to EDS PCC of all requested changes in service at least 30 days in advance of such changes.


V. OPTIONAL ISS SERVICES

            The optional services related to ISS may be requested by Customer by notifying EDS PCC in writing during the term of this Agreement. EDS PCC will provide these optional services to Customer at its then current standard commercial billing rates.





                                  EXHIBIT ISS

                                  ATTACHMENT I
                                 TO EXHIBIT ISS

A.          TRANSACTION PRICING

            Outcollect call processing tiered pricing schedule:

                     Range of Records:                          Fee
                     ----------------                           ---
                     0            -          50,000             $0.045
                     50,001       -          150,000            $0.036
                     150,001      -          300,000            $0.027
                     300,001      -          1,000,000          $0.023
                     1,000,000    +                             $0.020

            Tiering based on all SIDs being grouped under one ISS company code. If separate reporting for settlement purposes is required, a specific SID or group of SIDs can be assigned a separate company code. Separate tiering applies to each company code grouping of SIDS.

            The transaction charges must be equal to or greater than the below listed minimum monthly charge or the minimum is billed per market.

            Minimum monthly charge per SID/BID                  $500.00

            FILE AND STORAGE UPDATE FEE

            Monthly charge per stored record                    $0.10
            Monthly charge per updated record                   $1.00

B. REPORTS

            Base Report Package (20 reports) Standard Service

            -  Monthly Report Package (12 reports)

            -  Daily Report Package (8 reports)





                                  EXHIBIT ISS
                                  ATTACHMENT I

            Customers may create their own base report package. Each carrier may substitute any optional or additional marketing or financial report for a report within the base monthly or daily package at no additional charge.

            On-line Report Storage Fee - quota is
            determined on a per customer basis based
            on usage/Month. (1000 block minimum)       $10.00/1000 blocks

            MARKETING REPORT PACKAGE (7 REPORTS)       $300 per company
                                                       code per month

 C.         MISCELLANEOUS

            1.       $0.01/Non-EDS PCC incollect and outcollect record

            2.       $0.02/Type 11/Type 30 record processed

            3. All postage, handling, and overnight freight charges are billed back to the Customer (Pass-thru charge based on usage. EDS PCC Federal Express discount applied)

            4.       CIBER tape handling fee of $50 per month (per contract)

D. INSTALLATION

            -        $750.00 per report ship to location

            Please note the Net Settlement service is available at no charge from EDS PCC to Customers clearing both incollects and outcollects.





                                  EXHIBIT ISS
                                  ATTACHMENT I

                        INFOROAM ADDENDUM TO EXHIBIT ISS
                  EDS PCC PERSONAL COMMUNICATIONS CORPORATION
                             INTERCARRIER SERVICES

I.          DESCRIPTION OF SERVICE

            InfoROAM is an adjunct service to the EDS PCC ISS service. InfoROAM is a PC-based data query and analysis system that provides the Customer with automated access to their roamer data and the ability to analyze this data. Roamer information, which resides in a database on the Customer's PC, is summarized on a SID to SID half cycle (the 16th-End of Month and 1st-15th of the Month) level. InfoROAM runs in a Windows environment.

            Using InfoROAM, the Customer can perform a variety of queries and analyses:

            A: Standard Queries: Provide a common set of queries that retrieve information most frequently requested.

            B. Customized Queries: Enable the creation of customer-tailored queries and review of their results.

            C. Forecasting Analysis: Provides the ability to input variable rate and usage factors and see their impact on roaming partners time, receipt and dollars.

            D. Geographic Analysis: Allows targeting of roaming partners within a certain state or province.

            E. Usage Analysis: Identifies and retrieves information on the Customer's highest or lowest roaming partner based on minutes of usage within a specified period.

            The Customer can view InfoROAM data on a PC screen, print selected information on a post-script printer, or translate specific information into a format that can be imported into a third party application such as a spreadsheet or other system.

            InfoROAM provides on-line help and a graphical user interface for ease of use.

            Data from EDS PCC

            - The Customer can elect to receive InfoROAM data from EDS PCC either once a month (the 16th-15th of the Month) or twice a month (the 16th-End of Month and 1st-15th of the Month).
            - The data file will be shipped to the Customer on diskettes via overnight courier with a transmittal report for quality control purposes.





                               INFOROAM ADDENDUM

            Database Loading and Storage

            - The Database Load feature enables the Customer to load roamer data received from EDS PCC into their PC.

            - The Database Archival feature facilitates efficient storage of older roamer information on the Customer's PC.

            - The Database Reorganization feature helps to improve performance of data retrieval after several database maintenance procedures have been performed.

II.         Charges

            In consideration of the performance of the InfoROAM service described in this InfoROAM Addendum, Customer will pay to EDS PCC each of the charges as listed below.

            A.       Runtime Application Software Charge - One time:

                     Customer will pay a charge of $2995 for the initial system. Additional copies are available at a charge of $995 per copy.

                     Upgrades will be provided to the Customer at no additional charge.

            B.       Customer Requested Software Enhancements:

                     Customer requested software enhancements will be performed at EDS PCC's then current standard billing rates.

            C. Maintenance/Data Shipment Charge - Monthly or Bi-monthly recurring:

                     A fee of $200 per InfoROAM data shipment received will be assessed, plus a monthly maintenance fee to $200. For each InfoROAM system installed, the total recurring charge will be:

                     - $400 per month if Customer receives data once a month.
                     - $600 per month if Customer receives data twice a month.

            D.       DOCUMENTATION

                     Once copy of the InfoRoam User's Guide is included with each purchased copy of the runtime application software. Additional copies of the User Guide are available at a charge of $50.00 per copy.





                               INFOROAM ADDENDUM

III.        Installation and Training

            To assist the Customer with installation of the InfoROAM software, EDS PCC will provide the Customer with complete documentation on installation procedures as well as installations phone support during software installation.

            A one day training session at the EDS PCC Training facility in Waltham, MA, which instructs the Customer on how to use the service, is included at no additional cost to the Customer. The Customer will be responsible for travel, lodging, and other costs related to such training. At the Customer's request, training can be conducted at the Customer's site; provided, that Customer shall pay EDS PCC's standard commercial billing rates for such training and shall reimburse EDS PCC for personnel's travel, lodging, and other expenses incurred in connection with providing such training at the Customer's site.

IV.         Telephone Support

            Telephone support will be available to Customer through their standard EDS PCC's Customer Support Representative who can be reached via 1-800-9 EDS PCC.

V.          Customer Obligations

            A. Customer will follow documented procedures for using the InfoROAM service.

            B. Customer will identify one or more employees with sufficient training and experience to act as InfoROAM coordinator.

            C. Customer agrees to meet the minimum system requirements for the personal computer system(s) that will run InfoROAM at the Customer site. Customer also agrees to inform EDS PCC of any hardware and/or software modifications made to this personal computer system(s) prior to its installation.

            D. Customer understands that the software, database, and other files that constitute the InfoROAM system cannot be copied or resold without the prior written consent of EDS PCC.





                               INFOROAM ADDENDUM

                                  EXHIBIT XLI
                  EDS PCC PERSONAL COMMUNICATIONS CORPORATION
                        INTERCARRIER SERVICES AGREEMENT
                                  XLI SERVICE

I.          DESCRIPTION OF SERVICE

The XLI Service ("XLI") will provide Customer with validation and routing services. The validation service provides precall validation against an EDS PCC provided positive determination industry database.

The routing service provides switch-to-switch routing for IS-41 transactions ("Routing"). Key features are routing database administration, transaction routing to the home switch or to the XLI database ("SSDB"), as appropriate, reporting of roaming transactions, and protocol translation.

EDS PCC will provide Customer with the ability to make changes to the SSDB after the initial load ("Database Updates"). These changes include both adds and updates.

EDS PCC will provide Customer with access to daily summary reports for both "on" and "from" markets.

II.         CHARGES

In consideration for the performance by EDS PCC of the XLI services including the XLI Full Visibility capability, Customer agrees to pay the Charges in Attachment I to this Exhibit.

III.        ONE-TIME INSTALLATION AND TRAINING FOR XLI

            A.       Customer Site -- Hardware Installation.

                     EDS PCC will provide support to assist Customer's switch technician with installation of hardware at the Customer's location. This installation will include customer's lines, modems and software.

            B.       Customer Training.

                     EDS PCC will provide training to Customer personnel once in connection with the installation of XLI for the charge specified in Attachment I of this Exhibit XLI.





                                  EXHIBIT XLI

IV.         TECHNICAL SUPPORT AND MAINTENANCE

            A.       Customer Technical Support

                     1. During the term of this Agreement, Customer will be eligible for telephone support through the EDS PCC Technical Support Group at no charge. This support will be available 24 hours per day, seven days per week, including holidays observed by EDS PCC. Further, EDS PCC's Customer Support Group will be available by phone to answer user questions relating to XLI between 8:00 a.m. and 8:00 p.m., Eastern time, on EDS PCC business days.

                     2. All switch upgrades or new installations will be billed to and paid for by Customer at EDS PCC's then standard commercial billing rates.

                     3. Additional on-site XLI training will be available to Customer at EDS PCC's then current standard commercial billing rates. Customer will also reimburse EDS PCC for all reasonable out-of-pocket expenses (including, without limitation, travel and travel-related costs) incurred by EDS PCC in connection with providing on-site training.

            B.       Maintenance.

                     1. EDS PCC may perform remote diagnostics to determine the orientation of problems.

                     2. Software engineering changes and upgrades may be distributed by EDS PCC over modem and phone lines. Except with respect to releases which are critical to the operation of XLI, EDS PCC will provide Customer with at least seven day's prior notice of XLI software releases.

                     3. Should EDS PCC personnel determine that a problem resides in the site hardware supplied by EDS PCC, a replacement unit(s) will be shipped as soon as reasonably feasible via next day delivery. The Customer must return the original unit(s) to EDS PCC via next day air freight. All freight and maintenance charges will be billed to and paid for by Customer.





                                  EXHIBIT XLI

                     4. EDS PCC will notify Customer of any unscheduled XLI downtime within one hour thereof. Such notice will be in the form of a phone call to a contact person designated by Customer. EDS PCC will also provide Customer with a monthly report reflecting downtime for the previous month.

V.          CUSTOMER OBLIGATIONS

                     A. Customer will provide EDS PCC with written notice, via certified mail or facsimile, of all changes in the valid range of NPA/NXX combinations relevant to its operation. Customer will use the form which is provided by EDS PCC for this purpose. EDS PCC will return a copy of this same written notice to Customer, signed and dated by EDS PCC. The NPA/NXX change will become effective for purposes of this Agreement within two business days after the date received by EDS PCC.

                     B.           Customer will provide a minimum of ninety
                                  (90) calendar days advance notice for new version switch upgrades which may require lab testing and a minimum of sixty (60) calendar days advance notice for upgrades that do not require lab testing. While all upgrades will be mutually agreed to, it is anticipated the minimum cost for a switch upgrade will be $400.00 per switch. A five per cent (5%) penalty will be incurred if inadequate notice is provided. Additional information and questions may be addressed to the EDS PCC Account Support Coordinator or to 1-800-9ED-SPCC (1-800-933-7722).

                     C. Customer will provide written notice to EDS PCC, via certified mail or fax, of Metropolitan Service Area ("MSA") and Rural Service Area ("RSA") changes relevant to Customer's operation, including any agreements to provide services purchased hereunder in markets served by other carriers.

                     D. On or before the Effective Date, Customer will provide EDS PCC, via certified mail or fax, with a list of all MSA/RSA's that are to receive XLI services pursuant to this Agreement.

                     E. Customer will notify the EDS PCC Technical Support Group of any problems, with the XLI services that require maintenance services. In addition, Customer will designate a Customer employee who will act as a single point of contact for EDS PCC in connection with such maintenance services including, without limitation, with respect to





                                  EXHIBIT XLI
                                  receipt of the notice described in this
                                  Exhibit XLI. The parties may escalate
                                  problems relating to the XLI services within their respective organizations pursuant to a mutually acceptable process.

                     F. Customer will provide reasonable care for equipment provided by EDS PCC.

                     G. Customer will identify one or more employees with proper training and experience to support the XLI service.

                     H. Customer must provide a telecommunications network that has been approved by EDS PCC as adequate to transmit data from Customer's site to the appropriate EDS PCC data center. EDS PCC is not responsible for performance or other problems related to telecommunications networks not approved by EDS PCC.

                     I. All equipment moves or changes are Customer's responsibility.

                     J. All EDS PCC personnel or Customer travel and lodging expenses in connection with installation and training are Customer's responsibility.

                     K. Except as stated in Section IV L 4 below, Customer will provide written notice to EDS PCC, via certified mail or fax, of all requested changes in service at least 30 days in advance of such changes. Services provided for any portion of a billing period will be charged at the full monthly rate.

                     L. Customer will perform the obligations below for the XLI Full Visibility Services:

                                        1.    Customer will enable/disable an
                                              NPA/NXX line range or SID/BID
                                              once in a 30 day period
                                              through the EDS PCC user
                                              interface.

                                        2.    Customer will provide a list of
                                              participating and authorized
                                              user names for each SID/BID
                                              prior to activation of service.

                                        3.    Customer will follow documented
                                              procedures for turning on Full
                                              Visibility.





                                  EXHIBIT XLI

VI.         SELECTION OF SERVICES

            Customer has selected the services listed below that are initialed by Customer's representative.

                                        Customer
                                        Initials
                                        --------

            A.       Type of XLI
                     ---- -- ---
                     XLI for X.25
                                                  -------
                     XLI for SS7                    AHP
                                                  -------

            B.       Optional Protocol Translation Services
                     -------- -------- ----------- --------

                     Rev. 0 to Rev. A
                                                         ---------

                     Rev. A to Rev. 0
                                                         ---------

                     X.25 to SS7 (not currently available)
                                                          --------

                     SS7 to X.25 (not currently available)
                                                          --------




                                  EXHIBIT XLI

                                  ATTACHMENT I

                                 TO EXHIBIT XLI

In consideration for the performance by EDS PCC of the XLI service described in this Exhibit XLI, Customer will pay to EDS PCC each of the charges described below.

SECTION I.

     l. Transaction-Based Pricing--All IS-41 transactions are billed under XLI version 3.0. Consult current XLI documentation for transaction descriptions.

                   Tiers                                          $
                   -----                                         ---
                   0 - 25,000                                   $0.070
                   25,001 - 250,000                             $0.060
                   250,001 - 1,000,000                          $0.055
                   1,000,000 +                                  $0.050

            The above mentioned transaction charges must be greater than or equal to the below minimum charges or the minimum is billed.

            Minimum monthly charges per SID/BID:             $1,000.00
            Minimum monthly charges/4 Youngstown SID/BIDS:   $1,000.00

     2.     Base XLI Service monthly subscription charge:

            Basic Charge per First SID/ID:                     $350.00
            Each additional customer
             operated SID/BID:                                  $50.00

     3. File Storage and Update Fees (applies to cancelled/restored entries only)*

            Monthly charge per stored record=                    $0.10
            Monthly charge per updated record=                   $1.00

            Based on carriers subscribers with negative status
            *Waived when XLI is purchased in conjunction with Intercarrier Settlement Services (ISS)

     4. Full Visibility - allows users ability to monitor their Roamers on non-EDS PCC served markets.





                                  EXHIBIT XLI
                                  ATTACHMENT I

            A.     Base FV monthly subscription *charge:
                   Base Charge per SID/BID=                           $500.00
                   Additional SID/BID=                                $50.00
                   *Includes the cloning report.

            B.     Transaction-based Pricing=.03/VIS Notification

            C.     INSTALLATION/UPDATES=$95/Hr. - 1 hour minimum

                   Note: The above is exclusive of circuit and network charges.

SECTION II.

XLI/RAPlus Implementation                 $3,000/NTI switch
                                          (plus travel and expenses
                                          if required)

This fee includes:

- -    One User ID access port
- -    One day training at EDS PCC facility (12 students maximum).
- -    Full testing of XLI functionality, network connection, IS-41 transactions
- -    Coaching and market monitoring by the installation team to ensure all aspects of XLI are operational
- -    Documentation - XLI User Guide

Ongoing Account Support

- -    For the term of the contract the customer is eligible for phone support through EDS PCC Account Support Group and Technical Support Group at no additional charge. The Account Support Group is available from 8:00 a.m. to 8:00 p.m. Eastern Time, Monday through Friday, excluding holidays observed by EDS PCC. The Technical Support Group is available for application monitoring and troubleshooting 7 days a week, excluding holidays observed by EDS PCC.
- -    An Account Support Representative and a Technical Support Analyst is
     assigned to each account to personally monitor its activity and provide ongoing market support.

     Note: The above is exclusive of network hardware and network installation charges.





                                  EXHIBIT XLI
                                  ATTACHMENT I

                          EXHIBIT ROAMING AMERICA PLUS
                  EDS PCC PERSONAL COMMUNICATIONS CORPORATION
                             INTERCARRIER SERVICES

I.   DESCRIPTION OF SERVICE

The Roaming America Plus ("RA Plus") service is an adjunct service to EDS PCC' XLI service. RA Plus adds support for IS-41 automatic call delivery and Roaming America integration to the XLI service. XLI is a prerequisite for the RA Plus service.

XLI markets currently using Roaming America that select RA Plus will be de-installed on Roaming America as part of the RA Plus installation.

RA Plus allows Customer to take advantage of the following features:

- -    When both the home and visited system use RA Plus, roamers do not need to activate to receive incoming calls while roaming on the visited system.

- -    If the visited system is unable to deliver an incoming call to a roamer, the call may be redirected back to the home system.

- -    RA Plus is integrated with Roaming America which allows RA Plus customers to activate Transparent Call Forwarding Service ("TCF") on Roaming America markets using an activation method of `all call'. TCF enables a subscriber to receive incoming calls while roaming in a foreign area by transferring such calls from the subscriber's home switch to the serving switch in the foreign Cellular Geographic Service Area ("CGSA").

The integration feature also allows subscribers from Roaming America markets to activate Roaming America TCF and Caller Notification ("CN") services on RA Plus markets. Both star code and 'all call' activation methods are supported. CN allows a roamer to have incoming calls transferred to a voice announcement on the roamer's home switch. The announcement provides the calling party with the roamer access port number for calling the roamer on the foreign system.

- -    RA Plus provides both on-line and next business day reporting functions.

II. CHARGES

In consideration for the performance by EDS PCC of the RA Plus service described in this Exhibit Roaming America Plus, Customer will pay to EDS PCC each of the applicable charges listed below.

A. Installation charges

Should RA Plus be installed as a separate project subsequent to Customer's installation of XLI, EDS PCC shall bill the installation at EDS PCC's then standard commercial hourly billing rates. Customer shall pay EDS PCC four hours minimum per switch installed with RA Plus.





                                EXHIBIT RA PLUS

Note: The above is exclusive of circuit and network hardware charges.

B.   Development Charges

IS-41 lab trials and development related to Modified Final Judgement (MFJ) requirements may be necessary to install a switch with RA Plus. If development and/or lab testing is required, a one time development charge may be assessed at EDS PCC's then standard commercial hourly billing rates.

C.   IS-41 Transaction Fees

IS-41 call delivery transactions are billed monthly at XLI IS-41 transaction rates, tiered in a separate group.

D. Roaming America Activation Transaction

Roaming America activation charges apply when Customer is the serving carrier for a roamer who has subscribed to Roaming America in another market. This charge applies to each activation of service by a unique mobile-identification number within the billing cycle. A subscriber may activate Roaming America service on a RA Plus market by dialing a predefined star code or through an activation method of 'all call'. All call activation occurs whenever the RA Plus market generates a validation request to XLI for the subscriber.

Activation Charge:         $1.50 per activation per day as the serving carrier

III. MISCELLANEOUS

A.   Customer Training

EDS PCC will provide to Customer at no additional charge a one-day RA Plus training class offered at the EDS PCC training center in Waltham, MA. This class includes an overview of the RA Plus service. Customer will be responsible for its travel, lodging and other costs related to such training. At customer's request, any of such training may be conducted at Customer's site; provided, that the Customer has a minimum of four students and that Customer shall pay EDS PCC's standard commercial rates for such training and shall reimburse EDS PCC for its travel, lodging and other expenses incurred in connection with providing such training at Customer's site. Additional training not identified above is available to Customer at EDS PCC's then standard commercial billing rates.

IV. CUSTOMER OBLIGATIONS

A. Customer will provide a sufficient number of "temporary" directory numbers ("TDNs") (accessible via the public telephone network) for use by subscribers of Customer's roaming partners when calls are forwarded to the Customer's cellular system. The TDN pool must be separate from the pool of IS-41 TLDNs (Temporary Local Directory Numbers).





                                EXHIBIT RA PLUS

B. Customer will provide EDS PCC with prompt written notice of all changes in the valid range of NPA/NXX combinations and temporary directory numbers relevant to this operation. Customer will use the form provided by EDS PCC for this purpose. EDS PCC will return a copy of this same written notice to Customer, signed and dated by EDS PCC. The NPA/NXX or TDN change will become effective for the purposes of this agreement within two business days after the date noted by EDS PCC on such form.

C. To support the Roaming America integration feature of RA Plus, Customer will define *30, *31 and *32 as IS-41 Remote Feature Control Requests when dialed by roamers on Customer's cellular system.





                                EXHIBIT RA PLUS

                                   EXHIBIT NS
                    EDS PERSONAL COMMUNICATIONS CORPORATION
                        INTERCARRIER SERVICES AGREEMENT
                                NETWORK SERVICES

Both EDS PCC and Customer agree that, except for the "Total Non-Recurring Network Service Charges" and implementation services associated with such charges, EDS PCC shall provide Network Services and Customer shall reimburse EDS PCC for such Network Services in accordance with EDS PCC's November 1, 1994 proposal titled, "Network Service Proposal for Youngstown Cellular Telephone Company" ("Proposal") attached to this Exhibit as Attachment A. Further, both EDS PCC and Customer agree Customer selected Option C Support as identified and priced in the Proposal.





                                   EXHIBIT NS

                                  Attachment A

                            Network Service Proposal
                                      for
                     Youngstown Cellular Telephone Company

Objective

To provide Youngstown Cellular Telephone Company with a new network architecture which facilitates their projected growth, is consistent with Youngstown Cellular Telephone Company network strategy, and builds the infrastructure for Real-Time product implementations like TeleCourier. EDS PCD's goal is to migrate the existing X.25 platform to a LAN platform with WAN interconnections.

This architecture will use the TCP/IP suite for:
*      terminal traffic via Telnet.
* switch traffic via TCP (converted to LAT at EDS for application compatibility).
*      file transfer via FTP.
*      socket connections via IP for RealTime systems.
* Upgraded architecture will support all existing PCD IS, ICS and Real Time applications already in place.
* Anticipated improvement of 50% in response time for CMIS application screens.

Assumptions

* The customer has an extended network from the primary network site for a synchronous connections and/or 10BaseT connections to remote switch sites and/or remote office locations. The customer will continue to support their extended network.
*      The customer will use IP communications for file transfers to EDS PCD.
*      The customer will have NIC approved/registered IP address.

What is Frame Relay?

Frame Relay service is an evolutionary standard beyond the current X.25 packet network. Joining the flexibility of the X.25 packet protocol with the performance of private data lines, Frame Relay services move data more effectively than the packet protocol. An upgrade to Frame Relay service is simple and cost effective because Frame Relay services is based on the HDLC protocol. The HDLC protocol is popular among LAN bridges, routers and other communications devices.

                                   [GRAPHIC]

         Predefined Permanent Virtual Connections (PVCs) for each pair of endpoint devices so a network path is ready for your
                           applications at any time.


Frame Relay is a packet-oriented network access protocol ideally suited bursty data applications.

Like X.25, frame relay is a packet-oriented technology. Packet-oriented protocols provide a way to intelligently allocate bandwidth to individual data streams on an as-needed basis instead of fixed channel allocations. Data packets can be transmitted through the network as bandwidth is available.

A protocol is a set of agreed upon standards that govern the transfer of information between devices.

Bursty data applications are such things as file transfers or downloading of reports to an intelligent desk top (i.e. PC) that occur on an irregular basis.

There are multiple benefits to a frame relay network. Below are some improvements that a frame relay network is likely to provide.

*      IMPROVED NETWORK PERFORMANCE

       Frame Relay minimizes network processing delays, consequently the results are faster response times and greater network throughput. Maximum bandwidth can be provided to a user while other users are idle, hence data bursts go through faster and greater performance out of the same pipe.

*      IMPROVED PRODUCTIVITY/INCREASED CUSTOMER SATISFACTION

       Because frame relay supports multiple types of data traffic and large volumes of bursty data, the network throughput increases without increasing circuit capacity (or cost). Faster response times could improve productivity and potentially result in happier (or more loyal) customers.

*      DECREASED OPERATING COSTS/INCREASED RELIABILITY

       Faster response times and the ability to transmit bursty data applications decreases the cost per data bit transmitted. Frame relay's single line interface to the network results in both bandwidth and hardware savings. Here's how. Like an X.25 network, frame relay supports multiple virtual connections at the network access point, eliminating the need for multiple physical connections. Eliminating the need for multiple connections simplifies the topology - this can translate into dollar savings every month. Also, by reducing hardware requirements (and the multiple connections), the network becomes more reliable. To put it simply - shared data pipes means lower costs.

*      LIFE-CYCLE COST SAVINGS/MAXIMIZE ROI OF NETWORK INVESTMENT

       All of the above benefits lead inevitably to the principal benefit. By using frame relay in the proper network environment, you can save money now and in the future. Your investment is protected by EDS's recommended solution which is a fully expandable network hub. A more complete description of the EDS solution is explained in the Frame Relay Solution.

Description

The proposed LAN/WAN solution provides the customer with a state-of-the art networking solution that has the performance required by the customer as it continues to grow in both number of users and new EDS service bureau applications.

The solution consists of a Xyplex 6-slot intranetworking hub with the following components:

* 1# terminal server card. The terminal servers connect up to 20 asynchronous terminal users and switch ports to the hub's internal LAN for TCP/IP access

* 1# 10BaseT interface card. The 10Base-T card provides direct ethernet connections for 12 intelligent network devices such user workstations, as well as an AUI port for access to an external ethernet LAN.

* 1# Synchronous Router Card. The router card can support 2# V.35 connections.

*      2# Managed (load sharing) power supplies.

*      2# Hub slots for future expansion.

The proposed solution has been configured with a 64 Kbps Burst Rate with a 0 Kbps Committed Information Rate (CIR). Other burst rates/CIR's are available, please request additional information through your Account Representative.

The central site in Waltham will be equipped with a second router card and a TCP/IP to LAT translator. The routers will route the TCP/IP traffic over the Frame Relay Network from the customers site to PCD for delivery to the appropriate application. The translator at EDS PCD does a protocol conversion between TCP/IP and LAT.

The TCP/IP to LAT translator is necessary because:
*      The applications currently support LAT for talker/listener traffic.
*      The routers cannot route LAT.

Leased Line Backup

The router card has multiple wide area network (WAN) ports. The Sprintframe relay network will use one port and a second WAN port can be used for dial restoral of the WAN connection in the event of a line outage.

Pricing

The pricing section consists of five sections:

1. Non-recurring network service charges for the Youngstown Cellular Telephone Company Cellular location.
2.     Non-recurring network service charges for the EDS location.
3.     Non-recurring EDS implementation costs.  This includes the following:
       1) configuration of the unit at EDS, shipping the unit to site, three
       (3) days on-site installation (cost includes travel expenses.)
4. Monthly recurring network service charges. Customer must choose either Option A, Option B or Option C. The EDS recurring charge includes the following:
            *      EDS Network Operations support
            *      The IXC serving EDS
            * Xyplex's 24 hour expedite to customer site replacement hardware (that customer swaps and returns to factory)
                                OR
            *      Next business day on-site response time

                                OR
            *      4-hour business day response time
5. Youngstown Cellular Telephone Company Costs. Additional costs to Youngstown Cellular Telephone Company will be the installation costs and monthly recurring costs for the Frame Relay service.

1.     Non-Recurring Network Service Charges

                                                                                   Unit            Ext.
Model #                 Description                                  Qty.         Price           Price
N9-9006-001             Xyplex 9000, 6-slot Hub                       1         $2,495.00        $2,495.00
N9-130-0000             Managed Power Supply                          2           $995.00        $1,990.00
N9-210-000              MgmL Processor Module                         1         $1,250.00        $1,250.00
N9-000-253              12 port, 10BaseT module w/AUI adapt.          1         $1,995.00        $1,995.00
N9-401-000              Bridge/Router Processor Module                1         $4,495.00        $4,495.00
N9-000-461              Bridge/Router I/O                             1         $2,495.00        $2,495.00
MED-IM-08               Flash Card 401/210                            1           $850.00          $850.00
N9-720-000              Terminal Server Processor Module              1         $1,995.00        $1,995.00
N9-000-723              Terminal Server I/O                           1         $1,745.00        $1,745.00
MED-CSK-13              Flash Card 720                                1           $850.00          $850.00
N9-000-003              Cable Mgmt. cars, 6-slot chassis              1            $50.00           $50.00
MX-420-0617             Frame Relay Option                            1           $500.00          $500.00
1SX5300SA-CSU           Excalibur ISX 5300 CSU/DSU                    1         $2,021.00        $2,021.00
5956-879R-10            V.35 Adapter Cable                            1            $80.00           $80.00
ALM3223-SA              ALM 3223 Modem                                1           $524.00          $524.00
                        RS232 modem cable                             1            $15.00           $15.00

                                                                               $22,355.00       $23,350.00


2.     Non-recurring network service charges for the EDS location


Model #                 Description                                  Qty.       Price             Price
N9-401-000-8            Bridge Router Processor Module                1       $1,143.00         $1,143.00
N9-000-462              Bridge Router I/O                             1         $914.00           $914.00
MED-IM-08               Flash Card 401/210                            1         $195.00           $195.00
MX-2710-A               TCP/LAT Converter                             1       $1,827.00         $1,827.00
                        Rack/Slot Allocation                          2         $576.00         $1,152.00

                                                                              $4,655.00         $5,231.00


 3.    Implementation Costs                                                                     $4,200.00

       Total Non-Recurring Network Service Charges                                            $ 32,781.00

4.     Monthly EDS recurring network service charges:

 A.  This includes:                EDS support in Waltham                                                 $   900.00
                                   Local Loop charges from the LXC
                                   Option A vendor support

 B.  This includes:                EDS support in Waltham                                                 $ 1,050.00
                                   Local Loop charges from the IXC
                                   Option B vendor support

 C.  This includes:                EDS support in Waltham                                                 $ 1,250.00
                                   Local Loop charges from the IXC
                                   Option C vendor support

       Customer must choose either Option A, Option B or Option C recurring service charges.


5.     Youngstown Cellular Telephone Company Costs

            a. Sprint Frame Relay Installation Fees (one time) estimated                          $1,264.00
            b. Sprint Frame Relay 64K/0K CIR (monthly) estimated                                  $  625.00

On-Site Sparing

Customer may elect to purchase and stock on-site spares. EDS recommends the following spares list:


                                                                                Unit                Maint.
Model #                 Description                                  Qty.       Price              (Annual)
N9-210-000              Mgmt. Processor Module                        1       $1,250.00             $75.00
N9-000-253              12 port, 10BaseT module w/AUI adapt.          1       $1,995.00            $119.70
N9-401-000              Bridge/Router Processor Module                1       $4,495.00            $269.70
N9-000-461              Bridge/Router/I/O                             1       $2,495.00            $149.70
N9-720-000              Terminal Server Processor Module              1       $1,995.00            $119.70
N9-000-723              Terminal Server I/O                           1       $1,745.00            $104.70

                                                                              $13,975.00           $838.50

Redundancy

Xyplex's Intranetworking hub is equipped with managed power supplies. Replacement and repair parts for the cards in the hub or communication gear are covered by the manufacturer's service field support plan outlined below.

Support

In the event of perceived network trouble, the customer will follow the same procedures in place today to report the problem to EDS. If it is determined by EDS that there is a network hardware failure, EDS and/or the customer can contract the appropriate vendor.

The customer may purchase one of three different service options:

 Option A:   Xyplex      * Unlimited 24 hour toll free phone support
                         * 1# Class 1 media kit and doc. set per product
                         * Software and Documentation updates for major releases
                         * Expedited warranty service on request
                         * 25% discount on Class 2 media
                         * Per incident replacement of defective hardware, expedited 24 hour replacement, customer swapable and return to factory
             Racal       * Support hours 8am to 6pm, Monday - Friday
                         * On-site response time 4 or 8 hours depending upon customer location.

 Option B:   Xyplex      * Unlimited 24 hour toll free phone support
                         * 1# Class 1 media kit and doc. per product
                         * Software and Documentation updates for major releases
                         * Expedited warranty service on request
                         * 25% discount on Class 2 media
                         * On-site remedial hardware service, including next business day response time for all calls dispatched between 8:00 AM and 5:00 PM.
                         * Single point of contact for support users
             Racal       * Support hours 8am to 6pm, Monday - Friday
                         * On-site response time 4 or 8 hours depending upon customer location.

 Option C:   Xyplex      * Unlimited 24 hour toll free phone support
                         * 1# Class 1 media kit and doc. set per product
                         * Software and Documentation updates for major releases
                         * Expedited warranty service on request
                         *25% discount on Class 2 media
                         * On-site remedial hardware service, including 4-Hour response time for all calls dispatched between 8:00 AM and 5:00 PM.
                         * Single point of contact for support issues
             Racal       * Support hours 8am to 6pm, Monday - Friday
                         * On-site response time 4 or 8 hours depending upon customer location.

Note: Customers who elect the option for Xyplex on-site support must install a TelCo measured business (MB) line for remote access.

                                 EXHIBIT MARKET
                               YOUNGSTOWN MARKETS

The Services to be ordered by the Customer and provided by EDS PCC hereunder are pursuant to this Agreement for the benefit of the Customer's subscriber. However, as the EDS PCC billing for Services ordered by the Customer under this Agreement are priced upon certain representations by the Customer as to the number of its markets and the SID/BIDs of these markets, Customer represents and warrants to EDS PCC that the Customer owns, manages, or services each of the markets specified below in its own name or through an affiliated entity controlled by the Customer, including assumed names, and has the authority to enter into this Agreement for the provision of the Services ordered for each market under this Agreement on behalf of such market.

         MARKET                  SID/BID   PRV       ISS        XLI       RA+
         ------                  -------   ---       ---        ---       ---
          Youngstown, OH         00089       X         X          X
                                           -----     -----      -----     -----
          Sharon, PA             30395       X         X          X
                                           -----     -----      -----     -----
          Poland, OH             30397       X         X          X
                                           -----     -----      -----     -----
          E. Liverpool, OH       30421       X         X          X
                                           -----     -----      -----     -----

         "X" indicates Market will receive the indicated Service.

Customer agrees to notify EDS PCC pursuant to Section 16 of this Agreement within sixty (60) days of any changes to the above list to Markets or SID/BID Numbers. Such notification shall be protected under Section 17 of this Agreement and is required by this Exhibit under the Agreement to provide notification to EDS PCC of any changes necessitating changes to EDS PCC's billing to the Customer for the Service(s) ordered by the Customer for each of the above specified markets.

Any request by the Customer for EDS PCC to provide Services for the benefit of any market not specified above or for Subscribers outside of the above specified markets shall be considered a request for additional markets subject to either or both Sections 1(c) and 3(d) of this Agreement





                                 EXHIBIT MARKET

July 18, 1995



Mr. Herb Williams
EDS PCD
1601 Trapelo Rd.
Waltham, MA 02154

Dear Herb,

Per our telephone conversation, what follows is a confirmation of our intent to acquire the FCC A-band cellular license for Erie, Pennsylvania.

It is our desire to contract with EDS for the provision of validation and clearing services as an addendum to the current agreement between EDS and Youngstown Cellular Telephone Company.

We expect the sale to close on or around September 30, 1995. It is our intention to operate the Erie market as an extension of our Youngstown system, running the cell sites and NPA/NXX's as BID 30067. This BID currently belongs to McCaw, but we will be jointly petitioning Cibernet to change ownership of the BID from SID 39 to SID 89.

Please advise me if there is anything else that I can do to facilitate this. I feel certain that we will be getting good cooperation with McCaw during this transition, and would expect that EDS would be hearing from them soon about their intent to divest.

Sincerely,


/s/ LYNN WILLIAMSON
Lynn Williamson
Vice President, Information Services

March 21, 1996                [EDS LETTERHEAD]



Ms. Lynn Williamson
Sygnet Communications
6550 Seville Dr. Suite B
Canfield, OH 44406

Dear Ms. Williamson:

It has come to our attention that certain language additions to the standard EDS InterOperator Services Agreement are required immediately, in order to support current industry practice for CIBER edits. Current industry practice for intercarrier financial settlement dictates that EDS accept and edit returns and rejects on behalf of your Roaming Partners. Optional edits are growing in use by the industry, and will continue to do so with the advent of Selective Editing as an added function of ISS. In order to map EDS' InterOperator Services Agreement language to this existing practice, and to continue to support you per current standards with no potential break in service, EDS wishes to add the following language as Section I.A.7. to Exhibit ISS of your
Agreement:

         Standard Industry Edits. Standard industry edits noted in this Agreement will be performed by EDS PCC unless otherwise indicated by Customer. Additional edits may be performed upon request, (i.e. roaming agreement edit) on Customer's behalf. In addition, subsequent edits may be performed by the Customer's Roaming Partner's Authorized Receipt Point ("ARP") which may be a clearinghouse or billing service. Records may be rejected and/or returned by this ARP to EDS PCC and accepted by EDS PCC on behalf of the Customer in accordance with industry standards. It is the Customer's responsibility to ensure it has made all necessary administrative and contractual arrangements per its roaming agreements allowing EDS PCC to perform these custom edits, and to ensure EDS PCC is fully notified of all applicable terms and conditions of the Customer's roaming agreements, so that EDS PCC can perform custom edits in accordance with this Agreement, with Customer's roaming agreements, and with applicable industry standards. For purposes of this notification, the "Custom Edit Set-up Instructions and Terms and Conditions ("Custom Edit Form") is incorporated into this Exhibit ISS as Attachment II. This Custom Edit Form is to be used by Customer to set up all custom edits and to provide adequate notification, as defined by EDS PCC, of any changes to either Customer's roaming partners or to any applicable terms and conditions of Customer's roam agreements. Customer agrees that failure to submit the Custom Edit Form, failure to update the Custom Edit Form as required herein or failure to ensure the Custom Edit Form is accurate as to either Customer's information or Customer's roam agreements shall release EDS PCC from any and all liability due to such failure.

 Please indicate your concurrence with this additional language and the enclosed Attachment II to Exhibit ISS, by signing this letter in the space provided below, and returning this document to me by May 1st, 1996. We appreciate your assistance in updating our records so that EDS can continue to serve you and to support standard industry practices.

Sincerely,

/s/ HERBERT R. WILLIAMS
Herb Williams
EDS InterOperator Services

Concurrence:


By: /s/ LYNN WILLIAMSON
   ------------------------------------

Name: Lynn Williamson
     ----------------------------------

Title: VP Information Services
      ---------------------------------

Company: SYGNET Communications, Inc.
        -------------------------------

Date: 4/10/96
     ----------------------------------